EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-90514) of Genzyme Corporation of our report dated June 9, 2003 relating to the financial statements and supplemental schedule of the Genzyme Surgical Products Corporation Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 25, 2003